Exhibit 3.3

AY-439572

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Toon Acquisition Corp

having by Special resolution dated 15th day of October Two Thousand Twenty-Six changed its name, is now incorporated under name of

Kartoon Studios Acquisition Corp

Given under my hand and Seal at George Town in the Island of Grand Cayman this 16th day of October Two Thousand Twenty-Six

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 947845444191
www.verify.gov.ky
16 October 2026